UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

On April 24, 2023, ETFS Capital issued the following press release and open letter to stockholders of the Company:

ETFS CAPITAL FILES PRELIMINARY PROXY STATEMENT FOR THE ELECTION OF THREE HIGHLY-QUALIFIED CANDIDATES TO WISDOMTREE, INC. BOARD OF DIRECTORS

Issues Letter to WisdomTree Stockholders

NEW YORK, NY – April 24, 2023 /Globe Newswire/ – ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with aggregate ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) for the election of three highly-qualified individuals to the Board of Directors of WisdomTree (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”) and issued an open letter to fellow WisdomTree stockholders.

The full text of the letter follows:

April 24, 2023

Dear Fellow Stockholders,

ETFS Capital is the largest stockholder in the Company, with over $180 million of our own capital invested in WisdomTree. Our ownership interest is significantly higher than the entire Board combined, including WisdomTree’s Founder & CEO, Jonathan Steinberg. Given such high stakes, we are deeply concerned with the Company’s inability to deliver stockholder value and the failure of its long-tenured directors – Frank Salerno and Win Neuger – to provide necessary Board oversight.

Last year, we gave two detailed presentations to WisdomTree with the expectation that it would prompt the Company into taking much needed action. We are extremely disappointed at the lack of progress. Instead, Frank Salerno (Board Chair and Chair of the Compensation Committee) and Win Neuger (Chair of the Nominating and Governance Committee (the “NGC”)) have seemingly focused on consolidating their control over the Board, rewarding the CEO with lavish compensation packages despite repeated failures to create stockholder value, and stifling new voices on the Board under the guise of “board refreshment.”

We encourage stockholders to consider the following facts:

1.	Turnover of “New” Directors: Among the most alarming of recent developments at the Company is the fact that two recently appointed female directors have left the Board within the last ten months. Susan Cosgrove, who joined the Board in April 2019, resigned in September 2022 after just over three years of service.

Even more egregiously, the Company has decided that Deborah Fuhr, who joined the Board in May 2022 as part of our cooperation agreement with WisdomTree, will not be nominated to stand for election at the Annual Meeting. Previously, Ms. Fuhr served as Managing Director and Global Head of ETF Research and Implementation Strategy at BlackRock, Inc.

Ms. Fuhr was and remains extremely qualified to serve as a director of the Company and, in fact, was named by Financial News as one of the “Twenty Most Influential in Fund Management 2023” [1], who noted that: “[i]f anyone can be said to be synonymous with exchange traded funds, it is Deborah Fuhr. She has been involved in the industry in Europe from inception, leading the ETF business at Morgan Stanley before moving to Barclays Global Investors in 2008, just before it was acquired by BlackRock — a move that doubled the US fund manager’s assets”.

The Company also acknowledges Ms. Fuhr’s extensive ETF experience and qualifications to sit on the Board, noting in last year’s proxy statement that: “Ms. Fuhr’s qualifications to serve on the Board of Directors include her global ETF, investment and fund management markets experience, and her experience consulting in the ETF sector.”

Given the fact that Ms. Fuhr is not only highly-qualified, but also a member of the NGC, we question WisdomTree’s rationale for not renominating a true ETF expert to the Board after less than one year of service. The Company provides no substantive answer for this baffling decision and instead merely states in its 2023 preliminary proxy statement that “[t]he Board of Directors determined, upon the recommendation of the Nominating and Governance Committee, that Ms. Fuhr not be included in the Board’s slate of nominees for the Annual Meeting.”

Considering Ms. Fuhr’s exceptional credentials and unparalleled expertise in the ETF space (something which is sorely lacking on the Board) the only conclusion we can reach is that the Board had no intention of ever honoring the spirit of the cooperation agreement. Instead, it appears to us that they have simply paid meager lip service to her tenure on the Board since May 2022 and have now removed her at the first possible opportunity.

We believe stockholders should question the Board’s poor track record and lackluster support of highly qualified female directors and whether there has been a deliberate effort to stifle such voices.

2.	Questionable Director Replacement:

Even more suspicious than Ms. Fuhr’s hasty removal and the unexplained loss of credible expertise in the ETF space is the Board’s selection of a replacement candidate, Shamla Naidoo. According to WisdomTree’s preliminary proxy statement, Ms. Naidoo qualifications include “expertise in cybersecurity and digital innovation and her experience serving on a public company board of directors”. Considering Ms. Naidoo’s experience is primarily in cybersecurity and IT, an expertise typically covered by the Chief Information Security Officer (CISO) and the fact she has zero ETF or related industry experience, we question the Board’s rationale for adding her as the newest director candidate.

Notwithstanding her lack of relevant experience, of further concern is Ms. Naidoo’s track record as the CISO of Starwood Hotels. In 2018, Marriott International – parent company of Starwood Hotels – reported that “there had been unauthorized access to the Starwood network since 2014”2, that impacted over 500 million guest records. Ms. Naidoo served as the CISO of Starwood at that time. Subsequently, Marriott International was fined $24 million by UK’s Information Commissioner’s Office (ICO) in addition to facing numerous class action law suits.

1 Source: Financial News: https://www.fnlondon.com/lists/twenty-most-influential-in-fund-management-2023/deborah-fuhr

2 Source: https://news.marriott.com/news/2018/11/30/marriott-announces-starwood-guest-reservation-database-security-incident. See Marriott International’s FY2020 10-K filing for more details.

It is clear that Ms. Naidoo has no ETF experience yet is proposed to replace an ETF industry expert with impeccable credentials in Ms. Fuhr. Additionally, Ms. Naidoo has no real public board experience. Her only stated public company board experience is serving as a director of StoneBridge Acquisition Corporation, a SPAC with no business operations. Given the Company’s extensive track record in stockholder value destruction – a trend which has persisted for a long time – we question the suitability of nominating such a candidate at a time when the Company faces increased stockholder scrutiny around long-term financial performance, strategy, board composition, and execution.

3.	Control of Key Committees by Long-Tenured Directors: According to WisdomTree’s preliminary proxy statement, “the Board proactively added five new independent and diverse directors” since 2021. Interestingly, none of the new directors have been awarded any leadership positions on key committees. For instance, Anthony Bossone (board tenure of 14 years) chairs the Audit Committee, Win Neuger (board tenure of 10 years) chairs the Nominating and Governance Committee and Frank Salerno (board tenure of almost 18 years) chairs the Compensation Committee. We question the rationale for not assigning new directors leadership roles on key Board committees.
4.	Pay-for-Performance Disparity: Frank Salerno has served as a director since 2005 – almost 18 years. He has been the Chair of the Board (previously Lead Independent Director) and the Chair of the Compensation Committee since 2018. Over this period, the Founder/CEO led management team has destroyed $921 million in market cap[3]. Instead of holding the CEO accountable, the Compensation Committee under Mr. Salerno’s leadership awarded the CEO more than $21 million in compensation.
5.	Misguided Criticism of Largest Stockholder:

Beyond being the largest stockholder of WisdomTree, ETFS Capital has a track record of success in the ETF space, particularly in driving stockholder value through operational, financial, strategic, and governance enhancements. Graham Tuckwell, the founder and Executive Chairman of ETFS Capital, is regarded as one of the most successful independent ETF operators globally, having created over $1 billion of enterprise value since the company’s launch.

This prowess led WisdomTree’s CEO Jonathan Steinberg to pursue a transaction with ETFS Capital. When the companies announced that WisdomTree would be acquiring the European ETC business in 2018 for $611 million, CEO Steinberg acknowledged that:

“ETF Securities is Europe's leading commodity franchise with nearly $18 billion of assets under management, including $11 billion in gold, which nicely complements our existing exposures. They were first-to-market and are market share leaders in gold and numerous other precious metals and commodity categories.

3 Source: Factset. Company Filings. Estimated as the change in total Market Value of WisdomTree stock from the end of 2017 ($1.7 billion) to the end of 2022 ($798.5 million). Total CEO reported pay for years 2018 – 2022.

…WisdomTree will jump to the ninth largest ETF provider in Europe, will be immediately profitable and better positioned to leverage the enhanced resources of the combined entity.

… we anticipate this deal will be at least 25% accretive to earnings immediately.”

- Jonathan Steinberg, November 13, 2017

ETFS Capital has repeatedly offered ideas and support as part of a good faith effort to help the Company deliver on the promises made by CEO Steinberg to stockholders – promises that he has been unable to fulfill. We have sought change and accountability in a collaborative spirit which has only been met with hostile maneuvers, anti-stockholder actions, and now disparaging comments about the candidacy of Graham Tuckwell. Mr. Tuckwell has delivered for his clients and stakeholders, and it is time that Mr. Steinberg be held accountable for his underperformance and his inability to deliver for WisdomTree’s stockholders.

We believe that WisdomTree needs a new plan, with improved execution and greatly enhanced Board oversight. Specifically, we believe WisdomTree needs to focus on achieving operational efficiency, focus on its core ETF business, and re-evaluate all capital allocation decisions including WT Prime.

We firmly believe that with the right Board in place, WisdomTree can be a best-in-class company in its industry and generate significant value for all stockholders.

It is clear to us that the Board needs true change – not by way of individuals cherry-picked by the long-tenured directors – to trigger the actions urgently required to address the dismal performance of the Company. We recently sought to engage with the Board in a constructive dialogue on this matter to reach a mutually agreeable resolution to avoid a proxy contest in 2023, but the Company has repeatedly refused to have any meaningful dialogue or make any offer or proposal that might facilitate any form of settlement.

Yours truly,

Graham Tuckwell
Executive Chairman
ETFS Capital Limited

Our Nominees:

Bruce E. Aust.

Mr. Aust currently serves as a strategic advisor to the Anthemis Group, a venture capital firm, since February 2021, and a strategic advisor to 150Bond, an advisory firm to C-level executives, since March 2020. Previously, Mr. Aust served in various executive roles at Nasdaq, Inc., a global technology company serving the capital markets and other industries, including serving as Vice Chairman from 2015 to December 2019 and as Executive Vice President of Global Listings from 2003 to 2014. Earlier in his career, Mr. Aust served in several roles within the retail brokerage unit of Fidelity Investments, a multinational financial services corporation, including as Vice President. Mr. Aust currently serves as a member of the board of directors of Anthemis Digital Acquisitions I Corp., a publicly traded special purpose acquisition corporation, since January 2022, and as Chairman of the board of directors of AEGIS Swap Execution Facility, LLC, a marketplace for commodities brokers, financial counterparties and commercial end-users to negotiate and execute swaps, since September 2021. Mr. Aust also serves as a member of the Advisory Board of Ridgeway Partners, LLC, a global advisory firm specializing in executive search, board appointments and succession planning, since April 2021. He previously served as President of the Nasdaq Entrepreneurial Center, a non-profit organization designed to engage emerging entrepreneurs. Mr. Aust earned a B.S. in Business Administration from the University of Southern Mississippi.

Tonia Pankopf.

Ms. Pankopf currently serves as Managing Partner of Pareto Advisors, LLC, an investment, financial and strategic advisory firm, since 2005. Ms. Pankopf also currently serves on the board of directors as a member of the Valuation, Audit and Nominating and Corporate Governance Committees, of 180 Degree Capital Corp., a registered closed-end investment management company, since August 2020. Previously, Ms. Pankopf served on the board of directors, as well as serving as Audit Chair and as a member of the Nominating and Corporate Governance and CEO Search Committees, of Landec Corporation (n/k/a Lifecore Biomedical, Inc.), a fully integrated contract development and manufacturing organization in the pharmaceutical industry, from November 2012 to November 2022. From 2003 to 2017, Ms. Pankopf served on the board of directors of Oxford Square Capital Corporation (formerly TICC Capital Corporation), a registered closed-end investment management company. Earlier in her career, Ms. Pankopf held Vice President and Senior Equity Analyst positions at Goldman Sachs & Co., a global investment bank, and Merrill Lynch & Co., a global investment bank. Ms. Pankopf’s experience also includes hedge fund portfolio management at P.A.W. Capital Partners, an investment advisory firm, and Palladio Capital Management, an investment advisory firm. Ms. Pankopf previously served on the Board of the University System of Maryland Foundation, from 2006 to 2012. Ms. Pankopf is a Governance Fellow and member of the National Association of Corporate Directors. She is also a qualified financial expert. Ms. Pankopf received a Bachelor of Arts summa cum laude from the University of Maryland and a Master of Science degree from the London School of Economics.

Graham Tuckwell, AO.

Mr. Tuckwell is the Founder and Executive Chairman of ETFS Capital Limited (f/k/a ETF Securities Limited), a strategic investment company focused on growth opportunities across the ETF ecosystem. Mr. Tuckwell founded ETF Securities Limited in 2004 and it became one of the leading issuers of Exchange Traded Products in Europe. In 2018 the European and US businesses were sold but the Australian business was retained, and under his guidance, as Executive Chairman of ETF Securities Australia, assets under management increased by more than 400%. Mr. Tuckwell is credited with creating the world’s first gold ETF when he launched GOLD on the Australian Stock Exchange in 2003. Later that year, he launched a similar product, GBS, on the London Stock Exchange in partnership with the World Gold Council. Prior to working in the ETF industry, Mr. Tuckwell worked in corporate advisory and investment banking for 20 years in Australia and London, and before then, he worked as an economist in the Department of Prime Minister and Cabinet in Canberra. He holds a Bachelor of Economics (Honours) degree and a Bachelor of Laws degree from the Australian National University. In 2015 he was awarded an honorary Doctorate degree from the Australia National University, in 2016 he received the ETF.com Lifetime Achievement Award for Europe, and in the 2022 Australia Day Honours List he was appointed an Officer of the Order of Australia for “distinguished service to the community through philanthropic support of educational scholarships, and to business.”

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participants in its anticipated solicitation (collectively, “ETFS”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

ETFS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Bruce E. Aust, Tonia Pankopf and Graham Tuckwell AO.

As of the date hereof, ETFS Capital beneficially owns directly 15,250,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 14,750 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”). Mr. Tuckwell, as the Executive Chairman and controlling shareholder of ETFS Capital, may be deemed to beneficially own the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Series A Preferred Stock directly owned by ETFS Capital. As of the date hereof, Mr. Aust and Ms. Pankopf do not beneficially own any securities of the Company.

Investor Contacts:

ETFS Capital:

Martyn James, +44 (0) 207-509-0674
info@etfscapital.com